Exhibit 99.1

SRA ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER FISCAL YEAR 2006

•	Revenue: Up 45% to $305.3 million
•	Net Income: Up 22% to $17.9 million before FAS 123R expense ($15.9 million GAAP)
•	Diluted EPS: Up $0.05 to $0.31 before FAS 123R expense ($0.28 GAAP)

FAIRFAX, Va. – February 1, 2006 – SRA International, Inc. (NYSE: SRX), a leading provider of information technology services and solutions to the federal government, today announced operating results for the second quarter of fiscal year 2006, which ended December 31, 2005.

Revenue increased 45% from $211.2 million in the December 2004 quarter to $305.3 million. Excluding the effect of FAS 123R, operating income increased 23% from $22.3 million in the December 2004 quarter to $27.5 million, and net income increased 22% from $14.7 million in the December 2004 quarter to $17.9 million. Excluding the effect of FAS 123R, diluted earnings per share increased $0.05 from $0.26 in the December 2004 quarter to $0.31, compared with previous guidance of at least $0.28.

On July 1, 2005, the Company adopted Financial Accounting Standards Board Statement No. 123R, which requires the Company to recognize share-based payment transactions as a compensation expense in its financial statements. Including the effect of FAS 123R, quarterly GAAP operating income was $24.2 million, net income was $15.9 million, and diluted earnings per share were $0.28. Management believes that excluding the effect of FAS 123R provides a better comparison with prior results and with the results of companies not yet required to comply with FAS 123R. A reconciliation of GAAP results with results excluding the effect of FAS 123R is provided at the end of this press release.

Renny DiPentima, SRA President and Chief Executive Officer, stated, “We are pleased to announce another outstanding quarter. Revenue and earnings growth were strong across the board, even in comparison to our exceptional December quarter last year. We are delighted to have been selected by FORTUNE® magazine as one of the ‘100 Best Companies to Work For’ for the seventh consecutive year. Our customer- and employee-centric approach remains the foundation of our success.”

Chief Financial Officer Stephen Hughes added, “We are very pleased with the December quarter results. Revenue, earnings, and diluted earnings per share grew rapidly. We believe that our planned investments are paying off, as the sales pipeline continued to grow during the quarter and hiring and retention improved.”

New Business Awards

Despite some lengthy federal budget delays, SRA won new business with potential value of $285 million during the second quarter. Over the last twelve months, the Company won new business with a potential value of $1.8 billion, if all options are exercised. The Company’s backlog of signed business orders is $3.2 billion, a year-over-year increase of 33%. Major highlights of competitive contract awards during the quarter include:

•	Classified National Security Contracts. SRA was awarded three task orders with the Defense and Homeland Security Departments worth a total of $75 million if all options are exercised. Though the specific nature of these contracts is classified, they all encompass mission-critical IT services for the purpose of tracking and combating terrorist threats.

•	California Office of Homeland Security (OHS). SRA will provide counter-terrorism analysis for the state of California’s Office of Homeland Security. This three-year award, which has an estimated value of $16 million if all options are exercised, represents the Company’s first contract with this customer.

•	National Institute of Health (NIH) Enterprise Messaging and Infrastructure Branch (EMIB) Support. Under this task order, which has an estimated value of $15 million over six years if all options are exercised, SRA will support more than 40,000 users at the NIH, a long-standing customer. The EMIB contract will offer the Company an opportunity to leverage its existing knowledge of the NIH’s systems and processes.

Forward Guidance

The Company is issuing initial guidance for the third and fourth quarters of fiscal year 2006 and updating its forward guidance for fiscal year 2006 provided on November 2, 2005. The table below represents management’s current expectations about the Company’s future financial performance, based on information available at this time. The forward guidance in the table below does not include any effect for acquisitions that SRA might make in the future.

Measure	Quarter Ending March 31, 2006	Quarter Ending June 30, 2006	Fiscal Year Ending June 30, 2006
Revenue (in millions)	$296-$301	$301-$308	$1,183-$1,195
Diluted EPS, excluding effect of FAS 123R	$0.31-$0.32	$0.34-$0.35	$1.24-$1.26
FAS 123R effect	$(0.03)	$(0.03)	$(0.13)
Diluted EPS, including effect of FAS 123R	$0.28-$0.29	$0.31-$0.32	$1.11-$1.13
Diluted Share Equivalents (in millions)	58.2	58.5	58.0

About SRA International, Inc.

SRA is a leading provider of information technology services and solutions – including strategic consulting; systems design, development, and integration; and outsourcing and managed services – to clients in national security, civil government, and health care and public health markets. The Company also delivers business solutions for text and data mining, contingency and disaster response planning, information assurance, environmental strategies, enterprise systems management, and wireless integration.

FORTUNE® magazine has chosen SRA as one of the "100 Best Companies to Work For" for seven consecutive years. In 2005, BusinessWeek selected SRA as one of its "Hot Growth" companies and as an Info Tech 100 Company. The Company's 4,800 employees serve clients from its headquarters in Fairfax, Virginia, and offices across the country. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements containing the words "estimates," "believes," "anticipates," "plans," "expects," "will," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest quarterly report on Form 10-Q filed with the SEC on November 3, 2005. In addition, the forward-looking statements included in this press release represent our views as of February 1, 2006. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to February 1, 2006.

CONTACTS:

David Keffer	Stephen Hughes
Director of Investor Relations	Executive VP and CFO
SRA International, Inc.	SRA International, Inc.
(703) 502-7731	(703) 227-8350
david_keffer@sra.com	steve_hughes@sra.com

Pro Forma Condensed Consolidated Statement of Operations for the Three Months Ended December 31, 2005 (Unaudited)

(in thousands, except share and per share amounts)

The Company has presented net income, as adjusted, to show the effect that the adoption of FAS 123R had on the Company’s earnings per share. The Company believes that these non-GAAP financial measures provide useful information to investors because they allow investors to compare the Company’s current performance to prior performance and to the performance of companies that have not yet adopted FAS123R. These non-GAAP financial measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

	As Reported 31-Dec-05 3 months ended	Adjustments	Pro Forma 31-Dec-05 3 months ended
Revenue	$305,313	$—	$305,313
Operating costs and expenses:
Cost of services	231,004	—	231,004
Selling, general and administrative	45,446	(3,327)	42,119	[1]
Depreciation and amortization	4,643	—	4,643

Total operating costs and expenses	281,093	(3,327)	277,766

Operating income	24,220	3,327	27,547
Interest income	1,037	—	1,037

Pro forma income before taxes	25,257	3,327	28,584
Pro forma provision for taxes	9,354	1,298	10,652	[2]

Pro forma net income	$15,903	$2,029	$17,932

Pro forma earnings per share:
Basic	$0.29	$0.04	$0.33

Diluted	$0.28	$0.04	$0.31	[3]

Weighted-average shares
Basic	54,809,608	—	54,809,608

Diluted	57,525,356	61,166	57,586,522

[1]	Adjusted to eliminate the FAS 123R stock compensation expense resulting from the adoption of FAS 123R on July 1, 2005.
[2]	Adjusted to eliminate the tax effect of the adjustment described in Note 1 at the consolidated marginal tax rate of 39.0%.
[3]	The impact of FAS 123R on diluted EPS is $0.035 which rounds to $0.04.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	12/31/05	12/31/04	12/31/05	12/31/04
Revenue	$305,313	$211,212	$586,008	$414,686
Operating costs and expenses:
Cost of services	231,004	155,942	441,244	307,488
Selling, general, and administrative	45,446	29,846	89,103	59,122
Depreciation and amortization	4,643	3,155	8,653	6,037

Total operating costs and expenses	281,093	188,943	539,000	372,647

Operating income	24,220	22,269	47,008	42,039
Interest income, net	1,037	754	1,770	1,277

Income before taxes	25,257	23,023	48,778	43,316
Provision for income taxes	9,354	8,300	18,485	16,153

Net income	$15,903	$14,723	$30,293	$27,163

Earnings per share:
Basic	$0.29	$0.28	$0.56	$0.52

Diluted	$0.28	$0.26	$0.53	$0.48

Weighted-average shares:
Basic	54,809,608	52,601,438	54,536,713	52,293,730

Diluted	57,525,356	56,476,908	57,466,695	56,008,844

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except per share amounts)

	As of
	12/31/05	6/30/05
Current assets:
Cash and cash equivalents	$99,590	$162,973
Short-term investments	12,737	20,156
Accounts receivable, net	295,053	206,995
Prepaid expenses and other	29,740	19,931
Deferred income taxes, current	9,007	6,506

Total current assets	446,127	416,561

Property and equipment, net	33,797	34,754

Other assets:
Goodwill	169,284	89,214
Identified intangibles, net	28,116	17,661
Investments	—	5,172
Deferred compensation trust	7,607	5,755

Total other assets	205,007	117,802

Total assets	$684,931	$569,117

Current liabilities:
Accounts payable and accrued expenses	$115,961	$75,383
Accrued payroll and employee benefits	69,802	49,486
Billings in excess of revenue recognized	7,700	6,616

Total current liabilities	193,463	131,485

Long-term liabilities:
Deferred income taxes, noncurrent	274	106
Other long-term liabilities	9,576	8,434

Total long-term liabilities	9,850	8,540

Total liabilities	203,313	140,025

Stockholders’ equity	481,618	429,092

Total liabilities and stockholders’ equity	$684,931	$569,117

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Six Months Ended
	12/31/05	12/31/04
Cash flows from operating activities:
Net income	$30,293	$27,163
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,653	6,037
Stock-based compensation	6,488	159
Tax benefits of stock option exercises	—	8,816
Deferred income taxes	(2,333)	(1,567)
Working capital changes, net of the effect of acquisitions	(25,894)	(2,226)

Net cash provided by operating activities	17,207	38,382

Cash flows from investing activities:
Capital expenditures	(4,960)	(7,671)
Sales and maturities of investments	13,072	8,515
Purchases of investments	—	(18,516)
Acquisition of Galaxy Scientific Corporation, net of cash acquired	(95,645)	—
Acquisition of Spectrum Solutions Group, net of cash acquired	(8,802)	—

Net cash used in investing activities	(96,335)	(17,672)

Cash flows from financing activities:
Issuance of common stock	6,401	5,061
Tax benefits of stock option exercises	7,078	—
Reissuance of treasury stock	2,266	—

Net cash provided by financing activities	15,745	5,061

Net (decrease) increase in cash and cash equivalents	(63,383)	25,771
Cash and cash equivalents, beginning of period	162,973	143,367

Cash and cash equivalents, end of period	$99,590	$169,138

Supplemental disclosures of cash flow information:
Cash paid during the period:
Income taxes	$17,596	$14,209

Cash received during the period:
Interest	$1,927	$1,264

Income taxes	$53	$513

Reconciliation Between Total Revenue Growth and Organic Revenue Growth (Unaudited)

(in thousands)

Organic revenue growth, as presented, measures revenue growth adjusted for the impact of acquisitions. The Company believes that this non-GAAP financial measure provides useful information because it allows investors to better assess the underlying growth rate of the Company’s existing business. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

	Three Months Ended
	12/31/05	12/31/04	Growth
Total Revenue, as reported	$305,313	$211,212	44.6%
Plus: Revenue from acquired companies for the comparable prior year period	—	32,621

Organic Revenue	$305,313	$243,833	25.2%